Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-228745
Subject Company: First Prestonsburg Bancshares Inc.

January 31, 2019

Dear Valued Customer:

These are exciting times for First Commonwealth Bank and its customers. In October 2018, we announced that First Commonwealth Bank will merge into Peoples Bank, headquartered in Marietta, Ohio. Peoples Bank is a community bank that has been doing business for more than 115 years with locations located throughout Kentucky, Ohio and West Virginia. Pending shareholder and regulatory approvals, the merger is expected to be completed at the close of business on April 12, 2019.

What this means to you
On Saturday, April 13, 2019, you will find that First Commonwealth Bank branch offices have become offices of Peoples Bank and your accounts will be Peoples Bank accounts. Although the name on the sign will change, you will continue to see familiar faces at all our locations.

Why this is great news
As a Peoples Bank customer, you have access to a community bank with a greater array of financial products and services, including trust, brokerage and insurance products, all delivered with the same local customer service you have come to expect. Your branch network now expands to over 80 locations!

Peoples Bank and Eastern Kentucky
Peoples Bank will continue in the footsteps of First Commonwealth Bank in making a positive and meaningful difference in the community. Together we are building stronger communities. You can learn more about Peoples Bank’s commitment to communities at peoplesbancorp.com.

Welcome Packet coming soon
In March, you will receive a detailed Welcome Packet containing information you will need to make the transition to Peoples Bank - we have made it as easy as possible, but encourage you to review the material carefully. Your team in Kentucky is available to help you in any way possible. If you have questions, stop by any First Commonwealth Bank or Peoples Bank location - or call First Commonwealth Bank at 606.886.2321 or Peoples Bank at 800.374.6123.

The door is open
Over the years, First Commonwealth Bank has worked to provide you quality products delivered with the personalized expertise of our employees. With Peoples Bank you will see familiar faces and receive the same attention you have been accustomed to, yet with additional product and service capabilities. The door is open. Come see us soon.

Sincerely,

Greg Wilson	Chuck Sulerzyski
First Commonwealth Bank	Peoples Bank
President and CEO	President and CEO